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                                                                    EXHIBIT 99.2


WEATHERFORD INTERNATIONAL, INC. AND CHRISTIANA COMPANIES, INC. APPROVE ACQUISITION PROPOSAL

         Houston, Texas, February 8, 1999 -- Weatherford International, Inc. (NYSE: WFT - news) and Christiana Companies, Inc. (NYSE: CST - news) today announced that shareholders of both companies have approved the proposed acquisition of Christiana by Weatherford and that the transaction had been completed.

         In accordance with the Merger Agreement the cash exchange ratio will be finalized over the next 30 days. The stock exchange ratio was set at .85443 shares of Weatherford common stock for each Christiana share.